Exhibit 15.2

30 March 2022

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by Pearson plc (copy below), which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 16F of Form 20-F of Pearson plc dated 30 March 2022. We agree with the statements concerning our Firm contained therein.

Very truly yours,

/s/ PricewaterhouseCoopers LLP

Attachment

ITEM 16F. CHANGE IN REGISTRANT’S CERTIFYING ACCOUNTANT

The Board of Directors is responsible for proposing the external auditor for election by the shareholders, on recommendation from the Audit Committee of the Board of Directors. Under applicable auditor rotation rules, Pearson must change auditors from its current auditor, PricewaterhouseCoopers LLP (PwC), no later than for the financial year 2024. In March 2021, Pearson initiated a tendering process, overseen by the Audit Committee, for appointment of Pearson plc’s auditor for the financial year 2022. PwC was not invited to tender given their tenure. Following a detailed review of the performance of each firm during the tender process, the Steering Committee, led by members of the Audit Committee, recommended Ernst & Young LLP (EY) as the preferred candidate. In accordance with statutory requirements, a report on the tender selection procedure and conclusions was prepared and validated by the Audit Committee. On June 9, 2021, the Audit Committee and subsequently the Board approved the recommendation to appoint EY and to dismiss PwC at the 2022 AGM following completion by PwC of its procedures on the financial statements of Pearson plc as of and for the year ended December 31, 2021 and the filing of the related Form 20-F. On June 9, 2021, the Company announced the Board’s intention to propose to shareholders at the 2022 AGM that EY be appointed as the Company’s statutory auditor for the financial year ending 31 December 2022.

The reports of PwC on the financial statements for the fiscal years ended December 31, 2021 and 2020 contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principle.

During the fiscal years ended December 31, 2020 and 2019 and the subsequent period through to 30 March 2022 there have been no disagreements with PwC on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements if not resolved to the satisfaction of PwC would have caused them to make reference thereto in their reports on the financial statements for such years.

Pearson has requested that PwC furnish it with a letter addressed to the U.S. Securities and Exchange Commission stating whether or not it agrees with the above statements. A copy of PwC’s letter dated 30 March 2022, is filed as Exhibit 15.2 to this Form 20-F.